Exhibit 10.21
January 2, 2007
Mr. Greg Van Zenten
Buffalo Ridge Energy
304 Splitrock Blvd., Suite 205
Brandon, SD 57005

Re:	Request for Professional Engineering Services – Buffalo Ridge Energy
Final Design/Construction Documents – Sherman, SD
Dear Mr. Van Zenten:
TranSystems Corporation is pleased to submit this proposal to Buffalo Ridge Energy that addresses your Request for Services associated with the above referenced project. This proposal is based upon conceptual drawings previously completed under Request for Services #1. We understand that Buffalo Ridge Energy is planning the development of an ethanol production facility to be located near the town of Sherman, SD. We further understand that this facility, when completed, will produce a minimum 50 million gallons of ethanol annually. Your request for services, that this proposal addresses, pertains to our development of final design construction drawings for the conceptual plan that has been approved by the BNSF Railway. This proposal will adopt the general terms and conditions as set forth in the Continuous Services Agreement, dated June 29, 2006 and executed on August 2, 2006, in accordance with the provisions of SECTION 2.1 – REQUEST FOR SERVICES.
This letter details the services TranSystems proposes to perform in connection with this project and the fee at which TranSystems will perform these services. Furthermore, the services will be performed with regard to the below outlined assumptions. If this proposal, addressing your request for services, is acceptable to Buffalo Ridge Energy, please execute this agreement and return to TranSystems by mail, fax, or e-mail.
All notices or communications pertaining to this Agreement shall be in writing, with reference to Buffalo Ridge Energy and shall be sufficient when mailed or delivered to the address specified below:

If to OWNER:
Buffalo Ridge Energy
304 Splitrock Blvd., Suite 205
P.O. Box 791
Brandon, SD 57005
Attn: Greg Van Zenten

If to TRANSYSTEMS:
TranSystems Corporation
2400 Pershing Road, Suite 400
Kansas City, MO 64108
Attn: Paul Hentschke

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TRANSYSTEMS SCOPE OF SERVICES
Prepare plans, details, and specifications with respect to the conceptual rail plan previously provided to Buffalo Ridge Energy and approved by the Burlington Northern Santa Fe (BNSF). The rail plan will be comprised of (1) loop track connecting to the BNSF Main line, then branching off to (2) more loop tracks. (1) Of the tracks will serve as a runaround track. While also leaving space for (1) additional track in the future, the grading for the future track will be designed under this scope. The two (2) tracks will provide storage for approximately 225 cars with lengths of seventy (70) feet. The plant will be on the south side of the proposed rail loop. There will be additional tracks for the load out of DDG and a load out track for Ethanol. The construction documents will provide the following information:
•	Background survey and topographic contours (by others)

•	General Notes and Referenced guidelines

•	Horizontal and Vertical alignments

•	Cross sections showing cuts and fills developed on 100 ft intervals

•	Typical track sections and details

•	Storm drainage plan and details

•	Proposed layout of ethanol facilities

•	Prepare project manual conveying general requirements and specifications
SERVICES PROVIDED BY OTHERS AND ASSUMPTIONS
These additional services and TranSystems’ agreement to perform the Services is based upon, and subject to, the following services being provided by others and the listed assumptions:
1. The Owner/Client shall pay all filing fees, application fees, permit fees, etc. to all Governmental Authorities having jurisdiction over the project.
2. The Owner/Client shall guarantee access and make all provisions necessary to enter upon public and private property as required to perform services covered by this proposal.
3. The construction documents will be prepared in Microstation format.
4. We assume all land shown in the conceptual rail service plan has been obtained by Buffalo Ridge Energy.
5. We assume a survey has been performed and the survey data will be made available to TranSystems for the development of the terrain modeling.
6. We assume the top of rail elevations along the BNSF main line have been surveyed and will be supplied to TranSystems.
7. We assume the facility design firm will provide TranSystems a CAD layout of the facility for incorporation into the rail service plan.
8. We assume #11 turnouts will be used in the BNSF main line tracks.
9. We assume #11 turnouts will be used in the rail service plan.
10. We assume #9 turnouts will be used for the load out tracks.
11. The following items are not included in our services:

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a)	Design of utility service. We assume that utility services will be designed and surveyed by others. We further assume that utility plans will be provided to TranSystems for incorporation in the construction documents.

b)	Storm drainage design. We assume that the storm drainage design associated with the ethanol facility will be performed by others.

c)	It is assumed that the Buffalo Ridge Energy will provide all subsurface investigations and a geotechnical engineer’s report recommending design parameters for subgrade preparation.

d)	Construction-period services, construction administration, periodic or full-time construction observation, construction staking, construction testing and as-builts. We are available to provide these services upon request by Buffalo Ridge Energy.
SCHEDULE
We understand that the conceptual plan is of high importance for Buffalo Ridge Energy to move forward with the planning of the proposed ethanol facility. TranSystems will provide our services on a schedule that is mutually agreeable between Buffalo Ridge Energy and TranSystems and that is consistent with project requirements. TranSystems will consider the executed Letter Agreement as our notice to proceed.
COMPENSATION
As compensation for the performance of the above-described Services, Buffalo Ridge Energy will reimburse TranSystems by payment of a lump sum fee of $86,000.00. Invoices will be sent monthly and will be based on TranSystems’ estimate of the total services completed at the time of billing, plus expenses. Our fee includes in-house reproduction supplies and long distance phone calls. Other reimbursable expenses, such as travel, lodging and meals, will be invoiced at our actual cost.
The proposal outlined in this Letter is valid for 60 calendar days..
We sincerely appreciate the opportunity to provide these services to Fagen, Inc. If this proposal, addressing your request for services, is acceptable to Fagen, Inc. please execute this agreement and return to TranSystems by mail, fax, or e-mail. Please let us know if you have any questions or need any further information.
Very truly yours,
TRANSYSTEMS CORPORATION
/s/ Timothy P. Rock
Timothy P. Rock
Vice President

Buffalo Ridge Energy	3

ACCEPTANCE
Buffalo Ridge Energy hereby accepts the proposal outlined above and does hereby engage TranSystems to perform these services, on the terms and conditions set forth in the Continuous Service Agreement dated 29 June 2006 and executed on August 2, 2006.

By:	/s/ David Kolsrud

Printed Name: David Kolsrud
Title: Sec/Treasurer
Date: 1-2-07

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